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                                                                                                                Exhibit 11

                                                            DEVON ENERGY CORPORATION
                                                        Computation of Earnings Per Share

                                              Three Months Ended Sept. 30,   Nine Months Ended Sept. 30,
                                                  1995          1994             1995          1994

PRIMARY EARNINGS PER SHARE

Computation for Statement of Operations

Net earnings per statement of operations     $ 6,645,531     3,055,972       10,116,755    11,986,799

Weighted average common shares outstanding    22,092,783    22,049,065       22,065,462    21,386,685

Primary earnings per common share                  $0.30          0.14             0.46          0.56

Additional Primary Computation (A)

Net earnings per statement of operations     $ 6,645,531     3,055,972       10,116,755    11,986,799

Adjustment to weighted average common shares
  outstanding:
   Weighted average as shown above in primary
     computation                              22,092,783    22,049,065       22,065,462    21,386,685
   Add dilutive effect of outstanding stock
     options (as determined using the treasury
     stock method)                               118,314       112,800          122,246       123,928
   Weighted average common shares outstanding,
     as adjusted                              22,211,097    22,161,865       22,187,708    21,510,613

Net earnings per common share, as adjusted         $0.30          0.14             0.46          0.56

FULLY DILUTED EARNINGS PER SHARE (A)

Net earnings per statement of operations     $ 6,645,531      3,055,972      10,116,755    11,986,799

Weighted average common shares outstanding
  as shown in primary computation above       22,092,783     22,049,065      22,065,462    21,386,685

Add fully dilutive effect of outstanding
  stock options (as determined using the
  treasury stock method)                         138,659        112,800         148,255       124,428

Weighted average common shares outstanding,
  as adjusted                                 22,231,442     22,161,865      22,213,717    21,511,113

Fully diluted earnings per common share            $0.30           0.14            0.46          0.56




(A)   These calculations are submitted in accordance  with Regulation S-K item 601(b)(11)
      although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because they result in dilution of less than 3%.

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